Exhibit 2.2

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is dated as of September 1, 2005, by and among Charles K. Narang (the “Shareholder”) and NCI, Inc., a Delaware corporation (“NCI”).

RECITALS

WHEREAS, NCI is the sole member of NCI Acquisition, LLC, a Virginia limited liability company (“Acquisition LLC”);

WHEREAS, the Shareholder owns 11,970,000 shares (the “Shares”) of common stock, par value $0.01 per share (“NCI-VA Common Stock”), of NCI Information Systems, Incorporated, a Virginia corporation (“NCI-VA”);

WHEREAS, the Shareholder desires to transfer the Shares, which represent ninety-two and 935/1000 percent (92.935%) of the issued and outstanding shares of NCI-VA Common Stock, to Acquisition LLC in exchange for 11,970,000 shares of Class B Common Stock, par value $0.01 per share, of NCI (the “NCI B Shares”);

WHEREAS, the Shareholder intends for federal income tax purposes to cause NCI to become a successor to NCI-VA as of the Closing Date, pursuant to a reorganization described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), by causing NCI to make elections (a) to be an S corporation pursuant to Section 1362(a) of the Code, and (b) to treat NCI-VA as a “qualified subchapter S subsidiary” under Section 1361(b)(3) of the Code; and

WHEREAS, NCI wishes to issue the NCI B Shares to the Shareholder in exchange for his transfer of the Shares to Acquisition LLC.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I.

EXCHANGE OF SHARES

1.1. Transfer of Shares; Issuance and Delivery of NCI B Shares. Subject to the terms and conditions set forth in this Agreement:

(a) The Shareholder hereby agrees to transfer, assign and deliver to Acquisition LLC the Shares, which represent ninety-two and 935/1000 percent (92.935%) of the issued and outstanding shares of NCI-VA Common Stock, in exchange for 11,970,000 NCI B Shares from NCI, which transfer and exchange shall be made effective on the Closing Date by execution and delivery to NCI of the Assignment Agreement substantially in the form attached hereto as Exhibit A.

(b) At the Closing, NCI shall issue certificates registered in the name of the Shareholder evidencing the NCI B Shares acquired by such Shareholder pursuant to subparagraph 1.1(a).

1.2. Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place on September 1, 2005 (the “Closing Date”).

ARTICLE II.

ADDITIONAL AGREEMENTS

2.1. Merger. Each of NCI and the Shareholder agree to take all actions, and cause their affiliates to take such actions, necessary to effect the merger (the “Merger”) of Acquisition LLC into NCI-VA pursuant to the Agreement and Plan of Merger, attached hereto as Exhibit B, whereby NCI-VA shall be the surviving entity and shall thereupon become a wholly-owned subsidiary of NCI. The Merger shall be effective on the Closing Date but after the transfer of the Shares described in Section 1.1(a).

ARTICLE III.

TAX ELECTIONS

3.1. S Election. NCI agrees that it shall make, and the Shareholder agrees that he shall cause NCI to make and shall consent to the making of, an election by NCI to be treated as a S corporation pursuant to Section 1362(a) of the Code, effective as of the date of incorporation of NCI.

3.2. Qualified Subchapter S Subsidiary Election. NCI and the Shareholder agree that they shall cause NCI-VA to make and shall consent to the making of, an election by NCI to treat NCI-VA as a qualified subchapter S subsidiary under Section 1361(b)(3) of the Code, effective as of the Closing Date.

3.3. Plan of Reorganization. The parties hereto hereby adopt this Agreement as their “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

ARTICLE IV.

MISCELLANEOUS

4.1. Entire Agreement; Assignment. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and may not be amended or modified, nor may any provisions of this Agreement be waived, except in a writing signed by the parties to this Agreement. This Agreement may not be assigned by any party without the prior written consent of the other parties.

4.2. Headings. Headings of articles, sections and paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the interpretation or be deemed to constitute a part of this Agreement.

4.3. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

4.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its principles relating to conflicts of law or choice of law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

NCI, INC., a Delaware corporation

By:	/s/ Charles K. Narang
Name: Charles K. Narang Title: Chief Executive Officer

SHAREHOLDER:

/s/ Charles K. Narang
Charles K. Narang

EXHIBIT A

ASSIGNMENT AGREEMENT

See attached.

EXHIBIT B

AGREEMENT AND PLAN OF MERGER

See attached.